EXHIBIT 21.1
SUBSIDIARIES OF GENON AMERICAS GENERATION, LLC

Entity Name	Jurisdiction
GenOn Energy Management, LLC	Delaware
GenOn Holdco 8, LLC	Delaware
GenOn Holdco 10, LLC	Delaware
GenOn Mid-Atlantic, LLC	Delaware
GenOn Special Procurement, Inc.	Delaware
Hudson Valley Gas Corporation	New York
MNA Finance Corp.	Delaware
NRG Bowline LLC	Delaware
NRG California North LLC	Delaware
NRG Canal LLC	Delaware
NRG Chalk Point LLC	Delaware
NRG Delta LLC	Delaware
NRG Gibbons Road LLC	Delaware
NRG Lovett Development I LLC	Delaware
NRG Lovett LLC	Delaware
NRG MD Ash Management LLC	Delaware
NRG New York LLC	Delaware
NRG North America LLC	Delaware
NRG Piney Point LLC	Delaware
NRG Potomac River LLC	Delaware
NRG Potrero LLC	Delaware